Exhibit 3.1

Business Number E0849602006 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20150228600 - 16 Filed On 05/20/2015 Number of Pages 7

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t ANIMOIJS CO: \ SE'.'/TOF BOARD OF DIRECTORS A D MAJORITY SIIAREIIOLDERSOF MINL G CLOHAL,INC. May 20, 2015 rhe undersigned, hemg all of1l1c dircctms and Ma_jority Shareholders ofM i11ing (Olubal, !nc, (the "Corpowtio11"), do hereby c,mscm. µur uar,t t;, :,k \ ·ad;i Revisi::d Statutes Charte1· 13_ rn the adoption of the folio \ \ i11g. \ \ hich shall have 1h<: '..<Hn,: force ;;111d effect as if dul)' mid unanimou ly ,1Jopted ,ll an urg;,niratim1al meeting ,,f1he Corpor.ition \ Jlr:,ard of Dircc10rs and Shur· holdcr;; ,rnd. by uffixing the ignuturcs lwn:to, h<Jrcby wc1ivc any noliccs a ma; - be required for tile holcling nr'sucl1 a nHx1ing:. WHERE. \ S, tl1e Corporation desires to decreas its ;u:thorized common :,hares li0111 Seven Billion Three: ll umln:d and Fifly Mill1011 ( ": .3::<0J10!)J)Oll) lo <;ix l}iIlion St:vcn I lundrcd and Ten 1'1i!li,m (6, 71O,OG0.000 ,1. WHEREAS, the Board of i.}in:etors desires to r<:tain its current preferred hare ,,lructure of One Hundred Million (100.000,000) preferred haic· authol"i1cd. NOW THEREFORE, Ir JS RESOLVED tli.a the Corporntion approves am! ratitie th1: decrease of its autlwri1et.l cu111nh1n luck from 7.}51l,OOO.OOO to 6. 7 l U.000 000, anti further approws the: filing: of al I necessary documents 1 \ - ith tl1e Ne \ - ad;1 Secrdnry nf'Stak in orrlcr W affect tlw dcnea c in ::iuthmiD:<l co11111wn sh.>ck. RESOLVED FURTHER,that ny and 211 ;tcb Dfany officer ofihc Corp \ 1r;itio11 in forthc,,rnec: ofthl..' transactions conlcmpbkd by lhc forcg,Ji,1g r Oililion t::ikcn prior· to ur alter the aJ0ption 01" LIie ,; reso!utions be. anJ they hereby arc rat ifkd. confirmed. apomvcd :md ud11pLc·J. 7'iih l \ - .,,:1rd ,/ DikCTOI ,:;id Sh;,rd1,,ldc1 Rc:,,,Ju'.i1"1 shall be t:kd i11 Lile s:,11·1)1)1.11,· n:,;ord nt'thc lli"j'Ol"fHlC'1I. The uncle1signed hav · ev·t:ukd 11 - ,is l3o.:ird p1·Directnr·· .ind '.' - ,]mrdwldcr Rc,olution as ofthc JatL" first ._, 1 - 1n,·1• 1,h, - , \ ,· Total \ 'ows Required fur Majority· 3.684.832.425 I 01;1! Shares Vnt<:'d ( Prct'crred Sim.res): 100.000.IJOO C,m \ rnon Sh11rc: fOq11iniknt: _<:0.000.000,llOO l',·rc,onta c ofCumm,,r, Sh;;r,e \ lutes· 87.4 /o

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A

AMENDED ARTICLES OF INCORPORATION

OF

MINING GLOBAL, INC.

The undersigned, both being natural persons more than eighteen years of age, pursuant to NRS Chapter 78, hereby adopts the following Amended Articles of Incorporation:

FIRST (Corporate Name): The name of the corporation is:

Mining Global, Inc.
Principal office:	660 Via Corte Drive
Suite B
Wickenburg, AZ 85390

SECOND (Registered Agent For Service of Process): The Registered Agent for Service of Process shall be United States Corporation Agents, Inc., 500 N. Rainbow Blvd, Suite 300 A, Las Vegas, NV 89107.

THIRD (Authorized Shares):

(a) The Corporation shall have two classes of shares. The first class shall be defined as "Common" shares. The Corporation shall be authorized to issue 6,710,000,000 Common shares, each having a par value of $0.001. Each Common Share shall be entitled to one vote for all matters on which a shareholder vote is requested or required. The Corporation shall also be authorized to issue 100,000,000 Preferred Shares, each having a par value of $.001 and carrying voting rights of 500 common shares for every share of Preferred Stock held. The Preferred Shares shall carry such additional rights as are defined in the Certificate of Designation(s) for the Preferred Shares.

Common stock of the company may he issued from time to time without prior approval by the shareholders. The stock of the company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of common and/or preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in such corporate resolution(s) and the corresponding certificate(s) of designation. The holders of the preferred and common shares are entitled to receive the net assets of the corporation upon dissolution. The Board of Directors may restructure the issued and outstanding shares with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that a majority of the shareholders agree to the shares reorganization within the limits of the share capitalization stated above.

(b) The Board of Directors are authorized to fix or alter, from time to time, the voting powers and such designations, preferences and relative participation, options or special rights of the shares of each such series and the qualifications, limitations, or restrictions of any un-issued series of stock and to establish, from time to time, the number of shares constituting any such series, or any share.

(c) Each shareholder of record shall have voting rights as described above, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(d) No shareholder of the corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock, or for other securities of any class, or for rights, warrants, or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

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(e) The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Nevada.

FOURTH (Names and Addresses of Board of Directors): The names and addresses of the members of the Board of Directors are as follows: Joel Natario, 660 Via Corte Drive, Suite B, Wickenburg, AZ 85390. The Directors shall serve as directors until the next annual meeting of shareholders or until their successors are elected and shall qualify.

FIFTH (Purposes):

(a) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

(b) In furtherance of the foregoing purpose, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Nevada. In addition, it may do everything, necessary, suitable or proper for the accomplishment of any of its corporation purposes.

SIXTH (Name and Address of Incorporator): The name and address of the Incorporator is: Joel Natario, 660 Via Carte Drive, Suite B, Wickenburg, AZ 85390.

SEVENTH (Duration): The corporation shall have perpetual existence.

EIGHTH (Amendments to Articles of Incorporation): The Board of Directors reserves the right to amend, alter, change, or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the corporation herein are ranted subject to this reservation.

NINTH (Number of Directors): The Board of Directors shall be composed of not less than one nor more than seven directors.

TENTH (Board of Directors Powers): In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized in the following, including, but not limited to:

(a) The authority to establish Bylaws for the corporation is hereby expressly vested in the Board of Directors of this corporation. The Board of Directors shall have the authority to alter and amend the Bylaws, from time to time, as may be necessary to conduct the business of the corporation without the need to have shareholder approval.

(b) To authorize and cause to be executed mortgages and lines of credit, with or without limitations as to the amount, upon the real and personal property of the corporation.

(c) To authorize and guaranty by the Corporation of the securities, evidences of indebtedness and obligations or other persons, corporations or business entities.

(d) To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

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(e) By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which to the extent provided by resolution or in the Bylaws of the corporation, shall have and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be set forth and stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors. All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise states herein or in the Bylaws.

ELEVENTH (Indemnification): (a) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of no contest or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under (a) or (b) of this Article VII (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs.

(e) Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the fmal disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to he indemnified by the corporation as authorized in this Article.

(f) The Board of Directors may exercise the corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article.

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(g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

TWELFTH (Management Provisions): The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and the same are in furtherance of and not in limitation of the powers, conferred by law:

No contract or other transaction between this corporation and one or more of its directors, officers, or stockholders or between this corporation and any other corporation, firm or association in which one or more of its officers, directors, or stockholders arc officers, directors or stockholders shall be either void or voidable (1) if at a meeting of the board of directors or committee authorizing or ratifying the contract of transaction there is a quorum of persons not so interested in the contract or other transaction is approved by a majority of such quorum or (2) if the contract or other transaction is ratified at an annual or special meeting of stockholders, or (3) if the contract or other transaction is just and reasonable to the corporation of the time it is made, authorized or ratified.

IN WITNESS WHEREOF the members of the Board of Directors have hereunto signed the original in duplicate.

DATED THIS: 21st day of May, 2015.

/s/ Joel J. Natario

Joel J. Natario - Director

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Business Number E0849602006 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20180176669 - 76 Filed On 04/18/2018 Number of Pages 1

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Business Number E0849602006 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20180178236 - 88 Filed On 04/19/2018 Number of Pages 3

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(CONTINUED FROM STATE FORM)

SECOND. By a majority vote at duly held meeting of the Board of Directors of the Company held April 17, 2018, the following actions were duly adopted:

WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law, to establish and fix the number of shares to be included in any series of Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS it is the desire of the hoard of Directors to establish and fix the number of shares to be included in this series of preferred stock and the designation, rights, preferences and limitations of the shares of such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOURTH of the Company's Certificate of Incorporation, as amended, there are One Hundred Million (100,000,000) shares of preferred stock of the Company of which One Hundred Million (100,000,000) shall be designated as Series A (the “Series A Preferred Stock”) which hereby have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article FOURTH as follows;

I.Designation, Amount, and Par Value. The series of preferred stock shall be designated as the Company's Series A Preferred Stock and the number of shares so designated shall be One Hundred Million (100,000,000). Each share of Series A Preferred Stock shall have a par value of $.001 per share.

2Dividends. No dividends shall he payable with respect to the Series A Preferred Stock.

3.Liquidation, Dissolution or Winding Up.

(a) In the event of any liquidation or winding up of the Company, the Series A Preferred Stock as a class shall be issued Two (2) shares of Common Stock for every Share of Common Stock outstanding on liquidation prior to the conversion.

(b) A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

4.Voting.

Holders of the Series A Preferred Stock shall have Five Hundred (500) votes of Common Stock per share of the Series A Preferred Stock held and may vote on any action requiring any class of shares to vote.

5.Restrictions.

Any sale, transfer, exchange, distribution, or other conveyance whether with or without consideration (the “Transfer”) may only be conducted with Thirty (30) days prior notice and the consent of all other Holders of the Series A Preferred Stock, which consent may be withheld for any and all reasons. Any Transfer concluded without the consent of all Holders of the Series A Preferred Stock, will result in a conversion at a rate of One (1) share of Series A Preferred Stock equaling One (1) share of Common Stock.

6.Amendment.

This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Director and attested to April 17, 2018.

/s/ Parash Patel

Parash Patel, Director

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Business Number E0849602006 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20190256304 - 92 Filed On 06/13/2019 Number of Pages 1

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BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Rhonda Keaveney
20801 N. 90th Place Unit 248
Scottsdale,, AZ 85255, USA

Work Order #: W2022041900827
April 19, 2022
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 5450

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Certificate of Designation	Fees	20222260890	4/19/2022 11:21:47 AM	InternalReview	1	$175.00	$175.00
Total							$175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	65039242505862462030 87	Success	$175.00
Total			$175.00

Credit Balance: $0.00

Rhonda Keaveney
20801 N. 90th Place Unit 248
Scottsdale,, AZ 85255, USA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

04/19/2022

Work Order Item Number:	W2022041900827 - 2065998
Filing Number:	20222260890
Filing Type:	Certificate of Designation
Filing Date/Time:	04/19/2022 11:21:47 AM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: E0849602006-7

Entity Name: AMERICAN ROLLING COMPANY, INC.

Entity Status: Active

Expiration Date: None

Non-Commercial Registered Agent
INCSMART.BIZ INC
2616 WILLOW WREN DRIVE, North Las Vegas, NV 89084, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Name of entity: AMERICAN ROLLING COMPANY, INC. Entity or Nevada Business Identification Number (NVID): NV20061736021 1. Entity information: Time: For Certificate of Designation or Date: 2. Effective date and time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed) The class or series of stock being designated within this filing: Certificate of Designation, 100,000,000 shares of Convertible Series B Preferred Stock with a par value of $.0001 3. Class or series of stock: (Certificate of Designation only) The original class or series of stock being amended within this filing: 4. Information for amendment of class or series of stock: Certificate of Amendment to Designation - Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. 5 . Amendment of class or series of stock : Certificate of Amendment to Designation - After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* 6.Resolution: (Certificate of Designation and Amendment to Designation only) Designation being Date of Withdrawn: Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * 7. Withdrawal: X Rhonda Keaveney Date: 04/19/2022 Signature of Officer 8. Signature: (Required) BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation This form must be accompanied by appropriate fees. page1 of 1 Revised: 1/1/2019 Business Number E0849602006 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20222260890 Filed On 04/19/2022 11:21:47 AM Number of Pages 5

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CERTIFICATE OF DESIGNATION OF

CONVERTIBLE SERIES B PREFERRED STOCK
FOR AMERICAN ROLLING COMPANY, INC.

It is hereby certified that:

1. The name of the Corporation is American Rolling Company, Inc. [hereinafter called the "Corporation"].

2. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 200,000,000 (Two Hundred Million) shares of Preferred Stock, $.0001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Certificate of Incorporation, as amended, authorizes the Designation of 100,000,000 (One Hundred Million) shares of Convertible Series B Preferred Stock, $.0001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Convertible Series B Preferred Stock issue of Preferred Stock:

“RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Convertible Series B Preferred Stock, as follows:

(a) Designation. The series of Series B Preferred Stock as amended, shall be designated the Convertible Series B Preferred Stock [the "Series B Stock"].

(b) Authorized Shares. The number of authorized shares of Series B Stock shall be 1-100,000,000 (One Hundred Million) shares, par value $.001

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Series A Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Series B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Series B Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

(d) Dividends. The Series B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

(e) Conversion Rights. Each share of Series B Stock shall be convertible, at the option of the Holder, into 1,000 (One Thousand) fully paid and non-assessable shares of the Corporation's Common Stock. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio.”

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(i) Conversion Procedure. Upon written notice to the Holder, the Holder shall affect conversions by surrendering the certificate(s) representing the Series B Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series A Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Series B Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

(ii)Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Series B Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii) Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series B Stock then outstanding shall have the right thereafter to convert such Series B Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iv) Fractional Shares; Issuance Expenses. Upon a conversion of Series B Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series B Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) Voting Rights. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series B Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Series B Stock shall be entitled to 1,000 (One Thousand) votes per every 1 (one) share of Series B Stock.

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(g) Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series B Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non assessable.

IN WITNESS WHEREOF, on this 6th day of March 2022, said American Rolling Company, Inc. has caused this Certificate to be signed by Small Cap Compliance, LLC.

By:	/s/ Rhonda Keaveney
Rhonda Keaveney, Managing Member
Small Cap Compliance, LLC

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AMENDED AND RESTATED ARTICLES

BOARD RESOLUTION OF MINING GLOBAL, INC. (MNGG)

ADOPTED ON JUNE 6, 2023.

The undersigned, being all the directors of Mining Global, Inc. (MNGG), having held a meeting and by unanimous vote decision of the majority shareholder hereby sign the following amended resolutions:

RESOLVED THAT:

1.	The board accepts the increase of authorized common shares of MNGG as described below:

Increase of 9,500,000,000 authorized common shares. This will result with the new Authorized Share total of 9,800,000,000 (Nine billion, Eight hundred Thousand Million) shares.

2.	The management will file with the State of Nevada the Form of Amended and Restated Articles.

3.	The board accepts a resolution to notify the transfer agent immediately of the increasing authorized shares.

ACCEPTED BY MINING GLOBAL, INC. (MNGG) MANAGEMENT

/s/ Alex Sentic	Date: 06/06/2023
Alex Sentic, Interim CEO

/s/ Zoran Cvetojevic
Zoran Cvetojevic, Chairman	Date: 06/06/2023

The authorized shares have been amended to increase the stock shares; Articles have been added. Per the board resolution and the registered agent has been changed.

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INSTRUCTIONS: 1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID). 2. Indicate the current number of authorized shares and par value , if any, and each class or series before the change . 3. Indicate the number of authorized shares and par value , if any of each class or series after the change . 4. Indicate the change of the affected class o r series of issued, if any , shares after the change in exchange for each issued share of the same class or series . 5. Indicate provisions , if any , regarding fractional shares that are affected by the change . 6. NRS required statement. 7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed . 8. Must be signed by an Officer . Form will be returned if unsigned . Name of entity as on file with the Nevada Secretary of State : 1. Entity Information: MINING GLOBAL, INC . Entity or Nevada Business Identification Number ( NVID) : E0849602006 - 7 The current number of authorized shares and the par value , if any , of each class or series , if any , of shares before the change : 300 , 000 2. Current Authorized Shares: The number of authorized shares and the par value , if any , of each class or series , if any , of shares after the change : The new Authorized Sha r e total of 9,800,000,000 (Nine billion, Eight hundred Thousand Millio n ) shares. 3 . Authorized Shares After Change: Th e number of shares of each affected class or se ri es , i f any , to be issued after the change in exchange fo r each issued share of the same class or series : Increase of 9 , 500,000 , 000 authorized common shares . This will result with the new Authorized Shar e total of 9 , 800,000 , 000 4. Issuance: The provisions , if any , for the issuance of fractional shares , or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby : 5. Provisions: The required approval of the s t ockholders has been obtained . 6. Provisions: Date : 11/26/2023 Time : 2:40PM (must not be later than 90 days after the certificate is filed) 7 . Effective date and time: ( Opt ion al ) X Chairman 11/26/2023 Signature of Officer Title Date 8. Signature: ( Required ) . - - ;:£,:!·. :)r - '1 - i' >. w· : :::: - : - \ .t - : \ '; \ \ \ • FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT This form must be accompanied by appropriate fees . If necessary , additional pages may be attached to this form . Page 1 of 1 Revised : 8 / 1 / 2023

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